[Inadvertently left out of original SB-2 filing on May 3, 2002]

Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of MDU Communications International, Inc. on Form SB-2 of our report dated November 18, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the fact that the financial statements have been prepared assuming that the Company will continue as a going concern), appearing in the Prospectus, which is part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

Vancouver, B.C.
May 3, 2002